Columbia Financial, Inc. Announces
the Appointment of Daria Torres
to its Board of Directors

FAIR LAWN, NJ – July 29, 2021 – Columbia Financial, Inc. (NASDAQ: CLBK), the parent company of Columbia Bank, is pleased to announce that Mount Laurel, New Jersey resident, Daria Torres has been appointed to the Boards of Directors of Columbia Financial and Columbia Bank effective July 27, 2021. Ms. Torres will also serve on the Audit Committee of the Company and the Bank. Ms. Torres’ appointment brings the Company's total number of directors to ten, nine of whom are independent non-executive directors.

Ms. Torres is the founder and Managing Partner of Walls Torres Group, LLC, a strategic management consulting firm that works with leading corporations, non-profits and charitable organizations to grow and achieve their business objectives. Ms. Torres has more than 20 years of experience as a strategy consultant and advisor to CEOs, boards and executive teams. Prior to founding Walls Torres Group, Ms. Torres served as a McKinsey & Company engagement manager and Lockheed Martin systems engineer.

Ms. Torres currently serves as an independent member of the board of directors of Human Resolution Technologies, a provider of remote patient monitoring solutions for adaptive, precision care at scale. Ms. Torres earned her Bachelor of Science in Systems Engineering from the University of Virginia with a double major in Economics, a Master's in Systems Engineering from the University of Pennsylvania with a specialization in Telecommunications, and an MBA in Operations and Information Management from The Wharton School where she was a fully-funded I.W. Burnham Fellow and earned Director’s List distinction.

Said Thomas J. Kemly, President and CEO of Columbia Financial and Columbia Bank, “We are thrilled to welcome Ms. Torres to the Boards of Directors of Columbia Financial and Columbia Bank. Her vast knowledge and experience as an executive-level strategist and advisor will be a valuable asset to our leadership and complement the Board’s existing mix of skills and experience.”

Ms. Torres is a vital contributor to her communities. She is the Board Chair of Giving Cycle, a Board Advisor to the Wharton Black MBA Alumni Association, and a former Alumni Trustee of the University of Virginia IDEA Fund. Prior board service also includes SOSAfrik International, Camden Dream Center, and the Holland Scholars Program. She is a lifetime member of the Girl Scouts of the USA, the University of Virginia Alumni Association, Mensa International, National Black MBA Association and the National Society of Black Engineers.

About Columbia Financial, Inc.

Columbia Financial, Inc. is the holding company for Columbia Bank. Founded in 1927 and headquartered in Fair Lawn, NJ, Columbia Bank offers traditional financial services to consumers and businesses in its market areas through its 61 full-service branch networks within the State of New Jersey, including online and mobile banking, localized lending centers as well as title, investment and wealth management services. As of June 30, 2021, Columbia had total assets of $9.1 billion, loans of $6.0 billion and deposits of $7.1 billion.